Exhibit 99.1

LMP Announces a Definitive Acquisition Agreement to Purchase an 85% Interest in the Alan Jay Automotive Network, a 12-Dealership Group in Florida, Along with the Associated Real Estate, Generating Approximately $345 Million in Annualized Revenue and $18.3 Million in Adjusted EBITDA

FORT LAUDERDALE, FL / GLOBE NEWSWIRE / September 13, 2021/ LMP Automotive Holdings, Inc. (NASDAQ: LMPX), an e-commerce and facilities-based automotive retailer in the United States, today announced its entry into definitive acquisition agreements to purchase an 85% interest in the Alan Jay Automotive Network, a 12-dealership group in Florida, along with the associated real estate, generating approximately $345 million in annualized revenue and $18.3 million in adjusted EBITDA.

o	Expected to close in the fourth quarter of this year.

o	Aggregate Purchase price of approximately $50 million for goodwill expected to be funded through a combination of cash on LMP’s balance sheet, up to $25 million in common stock and debt financing.

o	Aggregate Real estate purchase price of approximately $44.1 million.

o	Expected to add approximately $18.3 million in adjusted EBITDA or $1.38 per share in 2022.

Richard Aldahan, LMP’s Chief Operating Officer, stated, “First, I would like to welcome Alan Wildstein, Michael Witham and James Lizotte to the LMP organization. Upon close, Alan Jay Wildstein will be Regional Vice President at LMP, Partner, as well as Dealer Operator of the acquired dealership group. Michael Witham will continue to be the group’s Chief Operating Officer, along with James Lizotte who will be Vice President of Operations, each of whom have over 30 years’ experience in the automotive industry. I look forward to working with each of them in our future partnership. This acquisition will further expand our management team and Southeast footprint. We intend to continue expanding aggressively in this region as we are seeing a record amount of interest in our dealer partner model.”

Mr. Aldahan concluded, “The operating assets to be acquired include one pre-owned center and 21 new vehicle franchises consisting of: one Buick, one Cadillac, two Chevrolet, one GMC, two Chrysler, two Dodge, two Jeep, two Ram, two Ford, one Lincoln, one KIA, one Nissan, one Toyota, one Maserati and one Alfa Romeo.”

Sam Tawfik, LMP’s Chief Executive Officer, stated, “This acquisition, combined with our previously announced acquisitions, brings LMP’s total franchise and dealership count to 51 and 35, respectively, with consolidated annualized revenue, adjusted EBITDA and adjusted EBITDA per share run rate expected to be approximately $1.6 billion, $104 million, and $9.32, respectively.”

Mr. Tawfik concluded, “I also would like to welcome Alan Jay Wildstein and his team to the LMP organization. We are honored to have Mr. Wildstein as Regional Vice President of LMP.

LMP plans to continue to promote and recruit the best of breed talent within our organization as well as externally in these record setting times, while maintaining operational excellence and impressive earnings growth.

Alan Jay Wildstein is a seasoned executive in the automotive industry with nearly 3 decades of experience, currently serves as a Director and Past Chairman of the Florida Automobile Dealers Association. Mr. Wildstein is Chief Executive Officer of Alan Jay Automotive Network from 1992 to present which has been long regarded as one of the region’s largest community partners, sponsoring and donating to hundreds of organizations, events and individuals every year. Mr. Wildstein holds a BBA from Northwood University in Michigan. Awards given to Mr. Wildstein and the Alan Jay Automotive Network include, Business Leadership Award, Time Magazine Quality Dealer Award, Dealer of the Year Award and Sebring Chamber of Commerce Business of the Year. Mr. Wildstein was honored as one of six Ford dealers globally to win the 2017 Salute to Dealers recognition, which was selected and presented by the Ford family.

ABOUT LMP AUTOMOTIVE HOLDINGS, INC.

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) is a growth company with a long-term plan to profitably consolidate and partner with automotive dealership groups in the United States. We offer a wide array of products and services fulfilling the entire vehicle ownership lifecycle, including new and used vehicles, finance and insurance products and automotive repair and maintenance.

Our proprietary e-commerce technology and strategy are designed to disrupt the industry by leveraging our experienced teams, growing selection of owned inventories and physical logistics network. We seek to provide customers with a seamless experience both online and in person. Our physical logistics network enables us to provide convenient free delivery points for customers and provide services throughout the entire ownership life cycle. We use digital technologies to lower our customer acquisition costs, achieve operational efficiencies, and generate additional revenues. Our unique growth model generates significant cash flows, which funds our innovation and expansion into new geographical markets, along with strategically building out dealership networks, creating personal transportation solutions that consumers desire.

Investor Relations:

LMP Automotive Holdings, Inc.

500 East Broward Boulevard, Suite 1900

Fort Lauderdale, FL 33394

investors@lmpah.com

For more information visit: https://lmpmotors.com/.

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

SOURCE: LMP Automotive Holdings, Inc.

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